Exhibit 99.1
FOR RELEASE JULY 1st, 2009
PTI Group Wins DCC Bid in Support of 2010 Winter Olympics and Paralympic Games
Edmonton, Alberta (July 1, 2009) – PTI Group, a North American leader in the provision of modular workforce accommodations and catering services, is pleased to announce the recent award of a support services contract for the provision of field accommodations and catering services for the Department of National Defence (DND) during the Vancouver 2010 Winter Games. The contract, valued at $30.2 million, has been awarded to PTI by Defence Construction Canada (DCC).
“We believe the strength of our proposal was found not only in the quality of life to be provided to personnel in the field, but also by the reliability of a coordinated approach to project logistics that only a fully-integrated company like PTI can provide,” says Ron Green, President & CEO of PTI Group.
As part of the contract, PTI will assemble what is the equivalent to modular hotels accommodating personnel deployed on Canadian Forces operations during the Vancouver Winter 2010 Games. These facilities will include dormitories, industrial-sized kitchens, cafeterias, and recreation and leisure space for our country’s finest to unwind when they are off duty at the end of a long day. PTI will also provide catering services with customized menus designed specifically for the dietary needs of the personnel staying in these facilities.
To win the contract, PTI participated in a comprehensive procurement process that scored competing service providers on technical capability before a sealed overview of pricing was reviewed for consideration.
“DCC was presented with options from a number of formidable competitors so we are very proud of this contract award,” says PTI Vice President, James Teppan. “With millions of dollars at stake, the Canadian taxpayer deserves a process that evaluates companies on their capabilities, but also their ability to deliver the project with a responsible cost structure. This requires a good deal of due diligence on the part of DCC and we’re proud that we’ve been able to demonstrate the strength of our company in that context.”
This is not PTI’s first project in support of the Canadian Forces. “We are particularly proud of our previous experience having supported NATO personnel in Kabul, Afghanistan providing facility management and serving 7,000 meals a day,” says Green. PTI has also provided a total of 26 seasons of food service to DND cadet camps.
With over 30 years experience, PTI Group is one of North America’s largest fully integrated suppliers of remote site services providing temporary and permanent workforce accommodations, food services, facility management, and other value-add services worldwide.
Defence Construction Canada is a federal Crown corporation that reports to Parliament through the Minister of Public Works and Government Services. The corporation provides contracting, construction contract management and related infrastructure services to the Department of National Defence.
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For more information:

Ken MacLean
Director, Marketing & Communications
PTI Group Inc.
Tel:	1.780.463.8872
Toll Free:	1.800.314.2695
Email:	kmaclean@ptigroup.com
Website:	www.ptigroup.com